FEE WAIVER AND/OR EXPENSE REIMBURSEMENT AGREEMENT

THIS Fee Waiver and/or Expense Reimbursement Agreement (“Agreement”), dated as of June 1, 2020, is made between each investment company listed on Schedules A and B hereto (each, a “Trust”), for itself and, as applicable, for each of its series listed on Schedules A and B hereto (each, a “Fund”), and each of the Franklin Templeton entities that serve as investment manager for a Fund (“Management”), as identified on the signature page hereto, effective with respect to each Fund as of the date indicated on Schedules A and B hereto.

WHEREAS, Management currently provides investment management services to the Funds; and

WHEREAS, Management has determined to waive certain fees and/or reimburse certain expenses of each Fund;

NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

1. With respect to each Fund listed on Schedule A, Management agrees to waive its fees for services rendered pursuant to the Investment Management Agreement with the Fund and, to the extent necessary, assume responsibility for paying certain expenses otherwise payable by the Fund, so that the total expenses of the Fund (including acquired fund fees and expenses (“AFFE”), interest, taxes and certain non-routine expenses or costs, such as those relating to litigation and indemnification, reorganizations and liquidations, or fees related to selling securities short) do not exceed, on an annual basis, the cap on operating expenses and AFFE indicated on Schedule A.

2. With respect to each Fund and Class listed on Schedule B, Management agrees to waive its fees for services rendered pursuant to the Investment Management Agreement, Administration Agreement and/or Transfer Agent and Shareholder Services Agreement with the Fund and, to the extent necessary, assume responsibility for paying certain expenses otherwise payable by the Fund or Class, so that the total expenses of the Fund or Class (including AFFE, but excluding Rule 12b-1 fees, interest, taxes and certain non-routine expenses or costs, such as those relating to litigation and indemnification, reorganizations and liquidations, or fees related to selling securities short) do not exceed, on an annual basis, the cap on operating expenses indicated on Schedule B.

3. Nothing in this Agreement is intended to modify the fee waivers and/or expense reimbursements required by the Funds’ policies and procedures, including, without limitation, the fee waivers related to cash sweep activities.

4. Management may allocate fee waivers or expense reimbursements among a Fund’s investment manager or its affiliates, as appropriate.

5. Expenses are accrued, and any applicable expense caps are applied, daily.

6. The waivers and/or reimbursements described in this Agreement are not subject to recapture by Management.

7. Schedules A and B hereto may be amended from time to time, by an officer of the applicable Trust, to add series, to lower the cap on operating expenses and to reflect the extension of termination dates, subject to subsequent notification of such amendments to the applicable Board of Trustees. Any other amendment to Schedules A or B or this Agreement shall require the approval of the applicable Board of Trustees, including a majority of the Independent Trustees.

8. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9. This Agreement shall become effective with respect to each Fund on the effective date specified on Schedules A and B hereto and will remain in effect as to a Fund until the initial termination date specified on Schedules A and B. Thereafter, unless otherwise noted in Schedules A and B, this Agreement will automatically renew with respect to each Fund for a one-year term unless Management provides written notice of the termination of the contractual expense cap for a given Fund prior to the end of the then-current term for that Fund. Notwithstanding any amendments to Schedules A and B permitted pursuant to paragraph 6, the terms of any new or renewed waivers and/or reimbursements that become effective on or after the date of this Agreement may be amended or terminated upon the agreement of Management and the Board of Trustees of the applicable Trust, including a majority of the Independent Trustees. In addition, this Agreement may otherwise be terminated at any time with respect to any new or renewed waivers and/or reimbursements for a Fund that become effective on or after the date of this Agreement by the Board of Trustees of the applicable Trust, including a majority of the Independent Trustees. This Agreement will terminate with respect to a Fund upon the termination of the Investment Management Agreement with the Trust, on behalf of the Fund.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11. Each party acknowledges and agrees that all obligations of a Trust and/or Fund under this Agreement are binding only with respect to the assets of that Trust or Fund; that any liability of a Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to a Fund, shall be discharged only out of the assets of that Fund; and the Manager shall not seek satisfaction of any such obligation or liability from the shareholders of a Trust or Fund, the trustees, officers, employees or agents of that Trust, or from any other series of that Trust.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

Franklin Advisers, Inc.

By: /s/ Patrick O’Connor

Name: Patrick O’Connor

Title: Senior Vice President

Franklin Templeton Investment Management Limited

By: /s/ Caroline E. Carroll

Name: Caroline E. Carroll

Title: Director

Each Trust and, as applicable, each Fund listed on Schedules A and B hereto

By: /s/ Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President and Secretary

Schedule A

Amended as of May 26, 2021

Funds with Expense Cap on Operating Expenses and Acquired Fund Fees and Expenses (“AFFE”)

Funds	Cap on Operating Expenses[1] [1] Operating expenses are a combination of investment management fees, transfer agent fees, custody fees and other expenses. Operating expenses include AFFE.	Effective Date	Waiver End Date
Active Funds
Franklin Liberty Short Duration U.S. Government ETF (FTSD)	0.25%	8/01/2020	7/31/2022
Franklin Liberty Federal Intermediate Tax-Free Bond Opportunities ETF (FLMI)	0.30%	8/01/2020	7/31/2022
Franklin Liberty Investment Grade Corporate ETF (FLCO)	0.35%	8/01/2020	7/31/2022
Franklin Liberty Federal Tax-Free Bond ETF (FLMB)	0.30%	8/01/2020	7/31/2022
Franklin Liberty U.S. Core Bond ETF (FLCB)	0.15%	8/01/2020	7/31/2022
Franklin Liberty U.S. Low Volatility ETF (FLLV)	0.29%	8/01/2020	7/31/2022
Franklin Liberty High Yield Corporate ETF (FLHY)	0.40%	8/01/2020	7/31/2022
Franklin Liberty International Aggregate Bond ETF (FLIA)	0.25%	8/01/2020	7/31/2022
Franklin Liberty Senior Loan ETF (FLBL)	0.45%	8/01/2020	7/31/2022
Franklin Liberty Systematic Style Premia ETF (FLSP)	0.65%	8/01/2020	7/31/2022
Franklin Disruptive Commerce ETF (BUYZ)	0.50%	8/01/2020	7/31/2022
Franklin Genomic Advancements ETF (HELX)	0.50%	8/01/2020	7/31/2022
Franklin Intelligent Machines ETF (IQM)	0.50%	8/01/2020	7/31/2022
Franklin Exponential Data ETF (XDAT)	0.50%	1/12/2021	7/31/2022
Franklin Liberty U.S Treasury Bond ETF (FLGV)	0.09%	6/09/2020	7/31/2022
Franklin Liberty Ultra Short Bond ETF (FLUD)	0.15%	7/14/2020	7/31/2022

Mutual Funds
Franklin Equity Portfolio Fund (FEPFX)	0.50%	7/10/2020	7/31/2022
Franklin Fixed Income Portfolio Fund (FFIQX)	0.40%	7/10/2020	7/31/2022
Franklin OnChain U.S. Government Money Fund (FOCGX)	0.20%	4/06/2021	7/31/2022

Schedule B

Amended as of November 20, 2020

Funds with Expense Cap on Operating Expenses and Acquired Fund Fees and Expenses (“AFFE”)

Trust and Fund

Cap on Operating Expenses & AFFE[1]

[1]  Operating expenses are a combination of investment management fees, fund administration fees, transfer agent fees and other expenses. Operating expenses do not include Rule 12b-1 fees or acquired fund fees and expenses (“AFFE”). These waivers and expense reimbursements apply to expenses paid directly by the Fund and to AFFE.

		Effective Date	Initial Termination Date
Franklin ETF Trust
Franklin Equity Portfolio Fund	0.50%	7/10/2020	7/31/2021
Franklin Fixed Income Portfolio Fund	0.40%	7/10/2020	7/31/2021